Contact: Harry T. Rittenour
President and Chief Executive Officer
734 414-6100

PERCEPTRON ANNOUNCES GROWTH STRATEGY

Plymouth, Michigan, November 30, 2011 – Perceptron, Inc. (NASDAQ: PRCP) announced today that the Company initiated a growth strategy earlier this year, designed to drive revenue growth and improve profitability.  The Company is seeking to grow through a combination of organic growth while evaluating acquiring a synergistic technology-oriented business in a complementary non-automotive market segment.  The Company intends to engage an investment banker as part of the process to assist it in identifying and evaluating appropriate potential acquisition targets and to provide appropriate feedback on our strategic direction and associated plans.

The Company’s current growth strategy developed out of a review of strategic alternatives undertaken by the Board of Directors and management in August 2011.  At the conclusion of this review, the Board determined that the continued execution of the Company’s business plan for organic growth and the exploration of an acquisition strategy were the best alternatives for increasing shareholder value.  The Company expects that its industry breakthrough technology, Helix™, which is entering its first phase of commercial release in all three automotive regions, will significantly enhance the Company’s future business opportunities for expansion in existing and new market segments.  It also believes that a synergistic acquisition of a technology-oriented company provides opportunities for revenue growth and improved profitability through new revenue sources and an increased operating scale.

“Maximizing value for shareholders has been, and will always be, the primary focus of Perceptron’s Board and management,” said W. Richard Marz, Chairman of Perceptron.  “We believe this priority has been clearly demonstrated by our tangible actions over the past few years, as we maintained our capital position, developed Helix™, and returned the Company to profitability, even in a challenging macro-economic environment.  We now look forward to realizing the benefits of our investments in Helix™ and exploring opportunities for growth through a strategic acquisition.”

Contemporaneously with this press release, the Board has responded to an investor letter with the filing of a Current Report on Form 8-K with the SEC.

About Perceptron®
Perceptron, Inc. (www.perceptron.com) develops, produces and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Industrial Business Unit (IBU) products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. IBU also offers value added services such as training and customer support. Perceptron’s Commercial Products Business Unit (CBU) develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners. Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.

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Important Notices
Perceptron is a registered trademark of Perceptron, Inc.

Forward-Looking Statements
The statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.  Further information about these risks and uncertainties can be found in the Company’s annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K previously filed by Perceptron, Inc. with the SEC (including information under the caption “Risk Factors”).  Any forward-looking statement included in this press release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.